UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                FORM 12b-25

                       Commission File No. 000-08924

                        NOTIFICATION OF LATE FILING


(Check One):  [_] Form 10-K   [_] Form 20-F   [_] Form 11-K   [X] Form 10-Q
              [_] Form N-SAR   [_] Form N-CSR

     For Period Ended: March 31, 2006
                      -------------------

     [_]  Transition Report on Form 10-K
     [_]  Transition Report on Form 20-F
     [_]  Transition Report on Form 11-K
     [_]  Transition Report on Form 10-Q
     [_]  Transition Report on Form N-SAR

For the Transition Period Ended:______________________________________

__________________________________________________________________________
Read attached instruction sheet before preparing form. Please print or type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.


If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:___________________


PART I - REGISTRANT INFORMATION


Trinity Learning Corporation
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Full name of registrant


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Former name if applicable

4101 International Parkway
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Address of principal executive office (Street and number)

Carrollton, TX 750073
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City, state and zip code
                     Part II - Rules 12b-25 (b) and (c)

If the subject could be filed without unreasonable effort or expense and the Registrant seeks relief pursuant to Rule 12b-25 (b), the following should be completed. (Check box if appropriate).

     |    (a) The reasons described in reasonable detail in Part III of
     |    this form could not be eliminated without unreasonable effort of
     |    expense;
     |
     |    (b)  The subject annual report, semi-annual report, transition
     |    report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR, or portion
     |    thereof, will be filed on or before the fifteenth calendar day
 |X| |    following the prescribed due date; or the subject quarterly
     |    report or transition report on Form 10-Q, or portion thereof will
     |    be filed on or before the fifth calendar day following the
     |    prescribed due date; and
     |
     |    (c) The accountant's statements or other exhibit required by Rule
     |    12b-25 (c) has been attached if applicable.


                            PART III - NARRATIVE

     State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 11-K, 10-Q, 10-QSB, N-SARs, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

     The Form 10-QSB review will not be completed by the prescribed time Period and thus can not be completed without incurring undue hardship and expense. The registrant undertakes the responsibility to file such
     no later than 5 calendar days after the prescribed due date.

                        PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     Pat Quinn             (972)                309-4000
     Name                Area Code           Telephone Number

(2) Have all other reports required under Section 13 or 15 (b) of the Securities and Exchange Act of 1934 or Section 30 or the Investments Act of 1940 during the preceding 12 months (or for such shorter) period that the Registrant was required to file such reports been filed? If answer is no, identify report(s).

       X   Yes      No
     -----     -----

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

           Yes   X   No
     -----     -----


     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



                        Trinity Learning Corporation
                (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.



Date: May 15, 2006            /S/       Pat Quinn
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                                        Pat Quinn
                                        VP and Chief Financial Officer